Exhibit 10.14
AGREEMENT AND PLAN OF MERGER
DATED AS OF APRIL 8, 2010
BY AND AMONG
YOUNAN PROPERTIES, L.P.
a Maryland limited partnership
YP KPMG CENTRE OWNER MERGER SUB LLC
a Delaware limited liability company
AND
YP KPMG CENTRE OWNER, LLC
a Delaware limited liability company

i

DEFINED TERMS

TERM	SECTION
Accredited Investor
Affiliate
Agreement
Allocable Percentage
Allocated Share
Alternate Transaction
Business Day
Certificate of Merger
CHI Purchase Agreement
Closing
Closing Date
Code
Consent Form
DLLCA
Dispute
Effective Time
Elected OP Unit Percentage
Elected REIT Shares Percentage
Entity Value
Environmental Laws
Escrow Agreement
Excluded Assets
Formation Transaction Documentation
Formation Transactions
Fund
Fund Purchase Agreement
Governmental Authority
IPO
IPO Closing Date
IPO Price
Joinder Date
Laws
Liens
Lock-Up Agreement
Losses
Merger
Merger Consideration
Merger Sub
MLPA
OP Material Adverse Effect
OP Units
Operating Partnership	Section 8.02
Section 8.02
Introduction
Schedule II
Section 8.02
Section 8.02
Section 8.02
Section 1.02
Recitals
Section 2.01
Section 2.01
Section 8.02
Section 8.02
Recitals
Section 8.08
Section 1.02
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 5.03
Section 8.02
Section 8.02
Recitals
Recitals
Section 8.02
Recitals
Section 8.02
Section 8.02
Section 6.02
Section 8.02
Section 8.02
Section 8.02
Section 3.10
Recitals
Section 1.05
Introduction
Recitals
Section 8.02
Recitals
Introduction

TERM	SECTION
Operating Partnership Agreement
Operating Partnership Subsidiary
Organizational Documents
Outside Date
Ownership Limits
Permitted Liens
Person
Pre-Formation Interests
Pre-Formation Participants
Principal
Property
Prospectus
Registration Statement
REIT
REIT Material Adverse Effect
REIT Shares
Representation, Warranty and Indemnity Agreement
SAE Entity Members
Sale Consent
SEC
Securities Act
Single Asset Entities
SPE
SPE LLC Agreement
SPE LLC Interest
SPE Material Adverse Effect
SPE Subsidiary
Subsidiary
Surviving Entity
Tax
Tax Protection Agreement
Underwriting Agreement
Valid Election
YGHI
YIP
Younan Entities
YPI	Section 8.02
Section 3.01
Section 8.02
Section 2.05
Section 1.05
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Section 4.01
Section 8.02
Section 2.05
Introduction
Section 8.02
Recitals
Section 8.02
Recitals
Section 2.02
Section 2.05
Section 8.02
Recitals
Introduction
Section 8.02
Recitals
Section 8.02
Section 4.01
Section 8.02
Section 1.01
Section 8.02
Section 8.02
Section 8.02
Section 8.02
Recitals
Recitals
Section 8.02
Recitals

v

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 8, 2010, by and among Younan Properties, L.P., a Maryland limited partnership (the “Operating Partnership”) and a Subsidiary of Younan Properties, Inc., a Maryland corporation (the “REIT”), YP KPMG Centre Owner, LLC., a Delaware limited liability company (the “SPE”), and YP KPMG Centre Owner Merger Sub LLC, a Delaware limited liability company to be formed prior to the Effective Time (defined below) and to be wholly-owned by the Operating Partnership and one or more of its Affiliates (“Merger Sub”).
RECITALS
     WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office and certain other properties currently owned, directly or indirectly, by certain asset entities each as described on Schedule I hereto (collectively, including the SPE, the “Single Asset Entities”) and managed by Younan Investment Properties L.P., a Delaware limited partnership (“YIP”) and subsidiary of Younan Properties, Inc., a California corporation (“YPI”), YPI, or another affiliate of YPI;
     WHEREAS, concurrently with the execution of this Agreement, the REIT will enter into an agreement and plan of merger with YPI, pursuant to which YPI will merge with and into the REIT;
     WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership will enter into an agreement and plan of merger with YIP and certain other entities each as described on Schedule I hereto (the “SAE Entity Members”) that are direct or indirect partners or members of the respective Single Asset Entities, pursuant to which, immediately following the merger identified in the preceding paragraph, (i) YIP will merge with and into the Operating Partnership and (ii) thereafter, the SAE Entity Members will merge with and into the Operating Partnership in the order set forth in the merger agreement for such entities;
     WHEREAS, an Affiliate of the Principal will assign to the Operating Partnership its rights and obligations under that certain purchase agreement (the “Fund Purchase Agreement”) between such Affiliate and Passco Younan Fund I LLC, a Delaware limited liability company (the “Fund”), pursuant to which Affiliate has agreed to purchase certain interests held by the Fund, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of Affiliate with and into the Operating Partnership, and the Operating Partnership will purchase the interests from the Fund pursuant to the terms of the Fund Purchase Agreement;
     WHEREAS, YGH Investments LLC, a California limited liability company (“YGHI”) and an SAE Entity Member will assign to YPI its rights and obligations under that certain purchase agreement (the “CHI Purchase Agreement”) to acquire all of Chung Hsien International LP’s interests in 4041 Central Plaza LLC, a Delaware limited liability company, which rights and obligations will be assigned to the Operating Partnership as a result of the merger of YPI into the REIT and the REIT’s contribution of the assets of YPI to the Operating Partnership, and immediately after such merger and contribution, the Operating Partnership will consummate the transactions contemplated by the CHI Purchase Agreement.
     WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into an agreement and plan of merger with each of the other Single Asset Entities, pursuant to which, immediately following the mergers identified in the preceding paragraphs, the Operating Partnership will acquire, directly or indirectly, certain of the interests in the Single Asset Entities in consideration of each such interest’s allocated share of the respective value of the Single Asset Entity;
     WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the SPE, with the SPE as the surviving entity (the “Merger”), pursuant to which each membership interest in the SPE (the “SPE LLC Interest”) will be converted automatically as set forth herein into the right to receive cash, without interest, common units of partnership interest in the Operating Partnership (the “OP Units”), shares of common stock of the REIT, par value $.01 per share (the “REIT Shares”), or a combination of the foregoing; provided that all holders that are not Accredited Investors will receive cash;
     WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the REIT Shares, following which the REIT will operate as a self-administered and self- managed real estate investment trust within the meaning of Section 856 of the Code;
     WHEREAS, in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), the Merger Sub may be merged with another entity, subject to the requisite approval of the members as provided in Section 18-209 of the DLLCA;
     WHEREAS, the REIT, as the general partner of the Operating Partnership and Zaya S. Younan, as the sole limited partner of the Operating Partnership, has approved and authorized the Merger and the other Formation Transactions in accordance with the Maryland Revised Uniform Limited Partnership Act (the “MLPA”) and the Operating Partnership Agreement;
     WHEREAS, the Board of Directors of the REIT has determined that it is advisable and in the best interest of the REIT to proceed with the Formation Transactions on the terms described in this Agreement;
     WHEREAS, the manager of the SPE has determined that it is advisable and in the best interest of the SPE and its members to proceed with the Formation Transactions on the terms described in this Agreement; and
     WHEREAS, the SPE has obtained the requisite approval of the limited partners, members or investors (or lenders, as applicable) of the SPE to the Merger and the other Formation Transactions applicable to the SPE.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER
     Section 1.01 THE MERGER. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with the DLLCA, Merger Sub shall be merged with and into the SPE, whereby the separate existence of Merger Sub shall cease, and the SPE shall continue its existence under Delaware law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).
     Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT of the Underwriting Agreement and (ii) following the satisfaction or waiver of the conditions set forth in Article VII, the Operating Partnership, Merger Sub and the SPE shall file a certificate of merger or similar document with respect to the Merger (the “Certificate of Merger”) as may be required by the DLLCA, with the Secretary of State of the State of Delaware, providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger that is not more than thirty (30) days after the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware for record (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of the DLLCA.
     Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA.
     Section 1.04 CERTIFICATE OF FORMATION; LIMITED LIABILITY COMPANY AGREEMENT. At the Effective Time, (i) the certificate of formation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided therein or in accordance with the DLLCA, and (ii) the Limited Liability Company Agreement of the Merger Sub, as amended and restated and in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or in accordance with the DLLCA.
     Section 1.05 CONVERSION OF SPE MEMBERSHIP INTERESTS.
          (a) Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger or other Formation Transactions, a specified share of the sponsors’ value of the Younan Entities as a whole in the form of the right to receive cash, REIT Shares and/or OP Units as calculated in Section 1.05(b).

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership, the SPE or the holders of any interest in the SPE, except as set forth in Section 1.05(c), each SPE LLC Interest shall be converted automatically into the right to receive cash, OP Units and/or REIT Shares with an aggregate value equal to the Allocated Share of the Entity Value represented by such SPE LLC Interest (collectively referred to as the “Merger Consideration”) and each holder that receives OP Units in the Merger shall upon receipt of such OP Units, be admitted as a limited partner of the Operating Partnership in accordance with the DLLCA and the Operating Partnership Agreement.
     Subject to Section 1.07 and Section 2.02(c), the form of payment of the Merger Consideration for each SPE LLC Interest so converted shall be as follows:
          (i) Cash: 100% of the Allocated Share of Entity Value for each SPE LLC Interest held by a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash.
          (ii) OP Units. The Elected OP Unit Percentage of the Allocated Share of Entity Value for each SPE LLC Interest or portion thereof held by a Pre-Formation Participant who is an Accredited Investor shall be distributed in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the IPO Price.
          (iii) REIT Shares. The Elected REIT Shares Percentage of the Allocated Share of Entity Value for each SPE LLC Interest or portion thereof held by a Pre-Formation Participant who is an Accredited Investor shall be distributed in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the IPO Price; provided that to the extent such distribution of REIT Shares to the holder of the SPE LLC Interests would result in a violation of the restrictions on ownership and transfer set forth in Section 6.2.1(a) of the REIT’s charter (the “Ownership Limits”), such holder shall receive (x) the maximum number of REIT Shares that would not result in a violation of the Ownership Limits, and (y) that number of OP Units equal to the remaining number of REIT Shares included in the Elected REIT Shares Percentage for such SPE LLC Interest.
          (c) Each SPE LLC Interest issued and outstanding immediately prior to the Effective Time that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly-owned Subsidiaries (having been previously acquired by the REIT, the Operating Partnership or any such Subsidiary thereof pursuant to the other Formation Transactions) shall remain issued and outstanding, and no consideration shall be delivered hereunder in exchange therefor.
     Section 1.06 CANCELLATION AND RETIREMENT OF SPE LLC INTERESTS. Each SPE LLC Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such SPE LLC Interest so converted shall thereafter cease to have any rights as a member of the SPE, except the right to receive the Merger Consideration applicable thereto.
     Section 1.07 FRACTIONAL INTERESTS. No fractional OP Units or REIT Shares shall be issued in the Merger. All fractional OP Units or REIT Shares that a holder of SPE LLC Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units or REIT Shares resulting from such aggregation and, in lieu of any fractional OP Unit or REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit or REIT Share, as applicable, to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.
     Section 1.08 CALCULATION OF MERGER CONSIDERATION.
          (a) As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the REIT, and shall be final and binding upon the holders of SPE LLC Interests.
     Section 1.09 TRANSACTION COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Younan Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions.
ARTICLE II
CLOSING; TERM OF AGREEMENT
     Section 2.01 CLOSING. Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the filing of the Certificates of Merger, the Effective Time and the closing of the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”). The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.
Section 2.02 PAYMENT OF MERGER CONSIDERATION.
          (a) As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of SPE LLC Interests whose SPE LLC Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(b) hereof. The issuance of the OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.05(b) shall be evidenced by an amendment to Exhibit A of the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Pre-Formation Participant receiving OP Units hereunder. Each certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF      % (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF      % OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN

SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
          (b) The Surviving Entity (or its successor in interest) shall not be liable to any holder of SPE LLC Interests for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (c) So long as some portion of the Merger Consideration is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the Merger shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, that (i) any payment of cash or REIT Shares for SPE LLC Interests of such holder shall be treated as a sale of such SPE LLC Interests by the holder and a purchase of such SPE LLC Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) each such holder of SPE LLC Interests who accepts cash and/or REIT Shares shall explicitly agree and consent (the “Sale Consent”) to such treatment in their Consent Form as a condition to electing such consideration. To the extent the Operating Partnership acquires any SPE LLC Interests as described above, or previously acquired such interests, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such SPE LLC Interests shall be treated as a distribution by the SPE LLC in redemption of such SPE LLC Interests. Notwithstanding Section 1.05(b) and any holder’s election as to the form of their Merger

Consideration, if any holder (other than a non-accredited investor) fails to execute a Sale Consent prior to the Closing, such holder’s Merger Consideration shall consist solely of OP Units. Any cash paid as the Merger Consideration to a non-accredited investor for a SPE LLC Interests shall be paid only after the receipt of a Sale Consent from such holder.
     Section 2.03 TAX WITHHOLDING. The REIT, the Operating Partnership, Merger Sub and the SPE, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of SPE LLC Interests such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SPE LLC Interests in respect of which such deduction and withholding was made.
     Section 2.04 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the SPE acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of the Operating Partnership and the SPE or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Operating Partnership and the SPE or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.
     Section 2.05 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the “Registration Statement”) has not been filed with the Securities and Exchange Commission (“SEC”) by August 31, 2010, or (ii) the Merger shall not have been consummated on or prior to March 31, 2011 (such date is hereinafter referred to as the “Outside Date”).
     Section 2.06 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Merger Sub and the SPE under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.
     If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, the Younan Entities shall bear all transaction costs and expenses related thereto in proportion to their Allocable Percentage (as defined in Schedule II hereto).

ARTICLE III
REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF
THE OPERATING PARTNERSHIP AND MERGER SUB
     Each of the Operating Partnership and Merger Sub hereby represents and warrants to and covenants with the SPE as follows:
Section 3.01 ORGANIZATION; AUTHORITY.
          (a) Each of the Operating Partnership and Merger Sub has been duly organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted. Each of the Operating Partnership and Merger Sub, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OPMaterial Adverse Effect.
          (b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each a “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.
     Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation) by the Operating Partnership and Merger Sub, have been duly and validly authorized by all necessary actions required of each of the Operating Partnership and Merger Sub, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the Operating Partnership and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the Operating Partnership and Merger Sub, each enforceable against each of the Operating Partnership and Merger Sub, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 3.03 CONSENTS AND APPROVALS. Except as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Operating Partnership or Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (i) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (ii) those consents of the Pre-Formation Participants under the organizational documents of the applicable Younan Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to cause a material adverse effect.
     Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of any of the Operating Partnership or Merger Sub, (B) any agreement, document or instrument to which the Operating Partnership or Merger Sub or any of their respective assets are bound or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on any of the Operating Partnership or Merger Sub, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.
     Section 3.05 VALIDITY OF OP UNITS. The OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than Liens created by the Operating Partnership Agreement).
     Section 3.06 OP AGREEMENT. Attached as Exhibit C hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.
     Section 3.07 LIMITED ACTIVITIES. Except for activities in connection with the IPO, the Formation Transactions or the ordinary course of business, neither the Operating Partnership nor the Merger Sub has not engaged in any material business or incurred any material obligations.
     Section 3.08 LITIGATION. Except for actions, suits or proceedings covered by the policies of insurance described in Schedule 3.08, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership or Merger Sub, threatened against the

Operating Partnership or Merger Sub which, (i) if adversely determined, would, individually or together with all such other actions, reasonably be expected to have an OP Material Adverse Effect, or (ii) challenges or impairs the ability of the Operating Partnership or Merger Sub to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby, except as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.
     Section 3.09 NO BROKER. Each of the Operating Partnership and Merger Sub has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of YIP, any SAE Entity Member or any Affiliates thereof to pay any finder’s fees, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).
     Section 3.10 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III, the Operating Partnership and Merger Sub shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the Operating Partnership and Merger Sub contained in this Agreement shall expire at Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SPE
     Except as disclosed in the Prospectus or the schedules hereto, the SPE represents and warrants to the Operating Partnership that the following statements are true and correct as of the Closing Date:
Section 4.01 ORGANIZATION; AUTHORITY.
          (a) The SPE has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property and to carry on its business as presently conducted. The SPE, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
          (b) Schedule 4.01(b) sets forth as of the date hereof with respect to the SPE (i) each Subsidiary of the SPE (each a “SPE Subsidiary”), (ii) the ownership interest therein of the SPE, (iii) if not wholly owned by the SPE, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each office, residential or other property owned by the SPE or such Subsidiary or leased pursuant to a ground lease (each a “Property”). Each SPE Subsidiary has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each SPE Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than such failure to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the SPE of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the SPE pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the SPE. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the SPE pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the SPE, each enforceable against the SPE in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
     Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of the SPE. All of the issued and outstanding equity interests of the SPE are duly organized, validly issued and fully paid; and, to the knowledge of the SPE, and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the organizational documents of or any contract to which the SPE is a party or otherwise bound.
     Section 4.04 CONSENTS AND APPROVALS. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration, or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the SPE or any of the SPE Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the SPE or any of the SPE Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the SPE or any SPE Subsidiary (B) any agreement, document or instrument to which the SPE or any SPE Subsidiary or any of their respective assets or properties are bound by or (C) any term or provision of any judgment, order, writ, injunction, or decree binding on the SPE or any SPE Subsidiary, except for, in the case of clause (B) or (C), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.06 LICENSES AND PERMITS. To the knowledge of the SPE, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the Operating Partnership, except in each case for items that, if not so obtained, obtainable and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect. To the knowledge of the SPE, none of the SPE or any SPE Subsidiary or any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.07 COMPLIANCE WITH LAWS. To the knowledge of the SPE, the SPE and each SPE Subsidiary have conducted their business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect. To the knowledge of the SPE, none of the SPE, any SPE Subsidiary or any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.08 PROPERTIES.
          (a) The SPE or a SPE Subsidiary set forth on Schedule 4.08(a) is insured under a policy of title insurance as the owner of, and, to the knowledge of the SPE, the SPE or a SPE Subsidiary is the owner of, the fee simple estate (or, in the case of certain Properties, the leasehold estate) to the Property identified on Schedule 4.08(a) as being owned by the SPE or a SPE Subsidiary, in each case free and clear of all Liens except for Permitted Liens. Prior to the Effective Time of the Merger contemplated hereby, none of the SPE or any SPE Subsidiary shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.
          (b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect, to the knowledge of the SPE, (1)

none of the SPE, any SPE Subsidiary, nor any other party to any material agreement affecting any Property (other than a Lease (as such term is hereinafter defined) for space within such Property), is in breach or default of any such agreement, (2) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the SPE or any SPE Subsidiary, except for Permitted Liens, and (3) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space Leases) are valid and binding and in full force and effect.
          (c) To the knowledge of the SPE, as presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other “land use” Law, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
          (d) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect, (1) to the knowledge of the SPE, none of the SPE, any SPE Subsidiary, or any other party to any Lease, is in breach or default of any such Lease, (2) to the knowledge of the SPE, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would permit termination, modification or acceleration under such Lease, and (3) to the knowledge of the SPE each of the leases (and all amendments thereto or modifications thereof) to which the SPE or any SPE Subsidiary is a party or by which the SPE or any SPE Subsidiary or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect.
     Section 4.09 INSURANCE. The SPE or a SPE Subsidiary has in place the public liability, casualty and other insurance coverage with respect to each Property as the SPE reasonably deems necessary and in all cases including such coverage as is required under the terms of any continuing loan or Lease. Each of the insurance policies with respect to the Property is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the SPE, neither the SPE nor any SPE Subsidiary has received from any insurance company any notices of cancellation or intent to cancel any insurance.
     Section 4.10 ENVIRONMENTAL MATTERS. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect, to the knowledge of the SPE, (A) the SPE and the SPE Subsidiaries are in compliance with all Environmental Laws, (B) neither the SPE nor any SPE Subsidiary have received any written notice from any Governmental Authority or third party alleging that the SPE, any SPE Subsidiary or any Property is not in compliance with applicable Environmental Laws, and (C)

there has not been a release of a hazardous substance on any of the Properties that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.10 constitute the sole and exclusive representations and warranties made by the SPE concerning environmental matters.
     Section 4.11 EMINENT DOMAIN. Except as set forth on Schedule 4.11, there is no existing or, to the knowledge of the SPE, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding which would affect any of the Properties, except for such proceedings that would not, individually or in the aggregate, reasonably be expected to have a SPE Material Adverse Effect.
     Section 4.12 FINANCIAL STATEMENTS. The financial statements of the SPE included in the Prospectus have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the SPE as of the dates indicated therein and for the periods ended as indicated therein.
     Section 4.13 TAXES. Except as set forth in Schedule 4.13, (i) the SPE and each of the SPE Subsidiaries has timely and properly filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, (ii) no income or material non-income Tax returns filed by the SPE or any SPE Subsidiaries are the subject of a pending or ongoing audit, and (iii) except as would not have a SPE Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against the SPE or any of the SPE Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Since its formation, for U.S. federal income tax purposes, the SPE has been treated as a partnership and not as a corporation or an association taxable as a corporation, and each of its Subsidiaries has been treated as a partnership or disregarded entity and not as a corporation or an association taxable as a corporation.
     Section 4.14 LITIGATION. Except for actions, suits or proceedings covered by the policies of insurance described in Section 4.09, to the knowledge of the SPE, there is no action, suit or proceeding pending or, to the knowledge of the SPE, threatened against the SPE or any SPE Subsidiary, or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of the Properties, which, if adversely determined, would have a SPE Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of the SPE, threatened against or affecting the SPE, SPE Subsidiary or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing, which challenges or impairs the ability of the SPE to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

There is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against the SPE, SPE Subsidiary or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing having, or which, insofar as reasonably can be foreseen, in the future would have a SPE Material Adverse Effect.
     Section 4.15 NO INSOLVENCY PROCEEDINGS. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the SPE’s knowledge, threatened against the SPE, nor are any such proceedings contemplated by the SPE.
     Section 4.16 SECURITIES LAW MATTERS. The SPE acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to any Pre-Formation Participant to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such partner or member as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by each partner or member electing to receive REIT Shares or OP Units as consideration in the Merger, which representations were set forth in Appendix D to the Request for Consent — Accredited Investor Representations Letter.
     Section 4.17 NO BROKER. The SPE has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the Operating Partnership or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the IPO and any related financing transactions).
     Section 4.18 NO IMPLIED REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV, the SPE shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.
     Section 4.19 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Schedule 4.19, the SPE does not own any loan assets or other securities of any issuer except for equity interests in other Younan Entities.
     Section 4.20 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SPE. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV shall not survive the Closing.
     Section 4.21 NON-FOREIGN STATUS. The SPE is not a foreign person (as defined in the Code) and is not, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS
     Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the SPE shall use commercially reasonable efforts to (and to cause each of the SPE Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the SPE shall not (and shall not permit any of the SPE Subsidiaries to) without the prior written consent of the REIT:
          (a) (i) declare, set aside or pay any distributions in respect of any of the SPE LLC Interests, except in the ordinary course of business consistent with past practice and in accordance with the SPE LLC Agreement, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any SPE LLC Interests or make any other changes to the equity capital structure of the SPE or any SPE Subsidiary, or (iii) purchase, redeem or otherwise acquire any SPE LLC Interests or member interests of any of the SPE Subsidiaries or any other securities thereof;
          (b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests in the SPE or any of the SPE Subsidiaries or any other assets of the SPE or SPE Subsidiaries;
          (c) amend, modify or terminate any lease, contract or other instruments relating to the Property, except in the ordinary course of business consistent with past practice;
          (d) amend its certificate of formation or the SPE LLC Agreement;
          (e) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;
          (f) materially alter the manner of keeping such SPE or SPE Subsidiary’s books, accounts or records or the accounting practices therein reflected;
          (g) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the SPE or any of its Subsidiaries as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual

Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
          (h) terminate or amend any existing insurance policies affecting the Property that results in a material reduction in insurance coverage for the Property;
          (i) knowingly cause or permit the SPE to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or
          (j) authorize, commit or agree to take any of the foregoing actions.
     Section 5.02 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, the SPE waives and relinquishes all rights and benefits otherwise afforded to the SPE (a) under the Organizational Documents of the SPE including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenter rights in connection with an IPO and any right to consent to or approve of the sale or contribution by the members of the SPE of their SPE LLC Interests to the Operating Partnership, the REIT or any direct or indirect subsidiary thereof and any and all notice provisions related thereto and (b) for claims against YPI, the REIT or the Operating Partnership for breach by the SPE or any SPE Subsidiary or any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of the applicable Organizational Documents. The SPE acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of the SPE or other agreements among one or more holders of such SPE LLC Interests or one or more of the members of the SPE. With respect to the SPE and each property in which a SPE LLC Interest of the SPE represents a direct or indirect interest, the SPE expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transaction relating to the SPE or property. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the SPE to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of the SPE, which shall remain in full force and effect without modification.

     Section 5.03 EXCLUDED ASSETS. Prior to the Closing, the SPE shall have distributed all of its ownership interests in each of the assets identified on Schedule 5.03 (the “Excluded Assets”) to the Principal.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.01 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE SPE. Each of the Operating Partnership and the SPE shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.
     Section 6.02 OBLIGATIONS OF MERGER SUB. Subject to the terms of this Agreement, the Operating Partnership shall take all reasonable action necessary to cause Merger Sub (i) to be formed prior to the Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the “Joinder Date”) and (ii) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of Merger Sub herein shall become effective as to Merger Sub as of the Joinder Date.
     Section 6.03 TAX AGREEMENT.
          (a) The SPE and any of its Subsidiaries shall timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to such Person on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.
          (b) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of YIP, each SAE Entity Member and any of their Subsidiaries which are due after the Closing Date. All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law. No later than thirty (30) days prior to the due date (including extensions) for filing such income Tax returns, the Operating Partnership shall deliver such income Tax Returns to Principal for his review and approval, which shall not be unreasonably withheld.
          (c) The Operating Partnership shall prepare or cause to be prepared all other Tax returns of YIP, each SAE Entity member and any of their Subsidiaries.

          (d) In accordance with Section 704(c) of the Code, the Operating Partnership shall adopt and use only the so-called “traditional method” described in Treasury Regulation Section 1.704-3(b) with respect to any properties transferred directly or indirectly by the SPE to the Operating Partnership as a result of the Formation Transactions, and therefore shall not make any curative or remedial allocations with respect to such properties.
     Section 6.04 WITHHOLDING CERTIFICATE. Prior to Closing, the SPE shall deliver to the Operating Partnership such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the Operating Partnership (including any relevant forms or certificates provided to the SPE by the holder of SPE LLC Interests), certifying that the payment of consideration in the Merger is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state or local Tax laws.
     Section 6.05 TAX ADVICE. The Operating Partnership makes no representations or warranties to the SPE or any holder of SPE LLC Interests regarding the Tax treatment of the Merger or the other Formation Transactions, or with respect to any other Tax consequences to the SPE or any holder of SPE LLC Interests of this Agreement, the Merger or the other Formation Transactions. The SPE acknowledges that the SPE and the holders of SPE LLC Interests are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Formation Transactions and agreements contemplated hereby.
     Section 6.06 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is desirable, the Operating Partnership may elect, and in such case the SAE hereby agrees that the parties shall undertake the Alternate Transaction and shall enter into such agreements as shall be necessary to consummate the Alternate Transaction.
     Section 6.07 EXCLUSION OF ENTITIES. The parties hereby agree that the Operating Partnership shall have the right, in its sole discretion, to exclude any of the Single Asset Entities from the Mergers after the date hereof until the Effective Time, provided that the Operating Partnership shall provide prior written notice to such Single Asset Entities regarding such exclusion.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.01 CONDITION TO EACH PARTY’S OBLIGATIONS. The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the written satisfaction or waiver on or prior to the Effective Time, of the following conditions:
          (a) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

          (b) NO INJUNCTION. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.
          (c) FORMATION TRANSACTIONS. The mergers of (i) YPI with and into the REIT, (ii) YIP with and into the Operating Partnership, and (iii) the SAE Entity Members with and into the Operating Partnership shall have been consummated.
          (d) OPERATING PARTNERSHIP AGREEMENT. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit C, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.02 or the other Formation Transaction Documents, shall not have been amended or modified.
     Section 7.02 CONDITIONS TO OBLIGATIONS OF THE SPE. The obligation of the SPE to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following:
          (a) REPRESENTATIONS AND WARRANTIES. Except as would not have a REIT Material Adverse Effect, each of the representations and warranties of the REIT, the Operating Partnership and Merger Sub contained in this Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
          (b) PERFORMANCE BY THE OPERATING PARTNERSHIP AND MERGER SUB. Except as would not have a REIT Material Adverse Effect, each of the Operating Partnership and Merger Sub shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) REGISTRATION RIGHTS AGREEMENT. The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit D. This condition may not be waived by any party.
          (d) TAX PROTECTION AGREEMENT. Solely with respect to each SPE that owns, directly or indirectly, an interest in any property specified in the Tax Protection Agreement, the REIT and the Operating Partnership shall have entered into the Tax Protection Agreement substantially in the form attached as Exhibit A, where applicable.
     Section 7.03 CONDITIONS TO OBLIGATION OF THE OPERATING PARTNERSHIP AND MERGER SUB. The obligations of the Operating Partnership and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this

Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership and Merger Sub, in whole or in part):
          (a) REPRESENTATIONS AND WARRANTIES. Except as would not have a SPE Material Adverse Effect, each of the representations and warranties of the SPE contained in this Agreement, as well as those of the Principal under the Representation, Warranty and Indemnity Agreement, shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).
          (b) PERFORMANCE BY THE SPE. The SPE shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
          (c) IPO PROCEEDS. The REIT shall have received the proceeds from the IPO.
          (d) CONSENTS, ETC. All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for the SPE to consummate the transactions contemplated hereby shall have been obtained.
          (e) NO MATERIAL ADVERSE CHANGE. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the SPE and the Properties, taken as a whole.
          (f) LOCK-UP AGREEMENT. Each of the Pre-Formation Participants owning interests in the SPE shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit E.
          (g) TAX PROTECTION AGREEMENT. Each SPE that owns, directly or indirectly, an interest in any property specified in the Tax Protection Agreement shall have entered into the Tax Protection Agreement substantially in the form attached as Exhibit A on behalf of the Pre-Formation Participants that hold SPE LLC Interests.
          (h) CONTINUATION OF TITLE POLICIES. To the extent that any existing title policy for a Property does not recognize the Operating Partnership or its applicable Subsidiary following the Closing as an “insured” under and as of the date of such policy, the SPE shall, to the extent available, use commercially reasonable efforts to cause the title insurer under such policy to deliver or cause to be delivered to the Operating Partnership a so-called “fairway” endorsement, “merger” endorsement or other written assurance from such insurer, in each case in form and substance reasonably acceptable to the REIT and the Operating Partnership, to the effect that the Operating Partnership or its applicable Subsidiary following the Closing will be recognized as the “insured” under and as of the date of such policy.

          (i) REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT. The Principal shall have entered into the Representation, Warranty and Indemnity Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):
if to the Operating Partnership to:
Younan Properties, Inc.
21700 Oxnard Street, Suite 800
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer
if to the SPE, to:
YP KPMG Centre Owner, LLC
21700 Oxnard Street, Suite 800
Woodland Hills, California 91367
Facsimile: (818) 703-5907
Attention: Chief Executive Officer
     Section 8.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.
          (a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.
          (b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          (c) “Allocated Share” means an amount equal to the applicable percentage of the Entity Value allocated to each SPE LLC Interest, or portion thereof, as separately communicated to each holder of a SPE LLC Interest together with the Consent Form.
          (d) “Alternate Transaction” means a contribution of the assets held by a Single Asset Entity to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement.
          (e) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Consent Form” means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.
          (h) “Elected OP Unit Percentage” means, with respect to any SPE LLC Interest, the percentage of the Allocated Share of Entity Value for which the holder thereof has made a Valid Election to receive the Merger Consideration in the form of OP Units.
          (i) “Elected REIT Shares Percentage” means, with respect to any SPE LLC Interest, the percentage of the Allocated Share of Entity Value for which the holder thereof has made a Valid Election to receive the Merger Consideration in the form of REIT Shares.
          (j) “Entity Value” means that portion of the sponsors’ value of the Younan Entities as a whole attributable to a particular target entity under any Merger Agreement (whether a Single Asset Entity, a SAE Entity Member, YIP or YPI, as the case may be) calculated pursuant to Schedule II.
          (k) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.
          (l) “Escrow Agreement” means the Indemnity Escrow Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the REIT, acting in the capacity of Escrow Agent.
          (m) “Formation Transaction Documentation” means all of the agreements and plans of merger (including this Agreement) relating to all target entities and all contribution agreements, if any, and related documents and agreements, substantially in the forms accompanying the Request for Consent dated March 12, 2010 and identified in Exhibit B hereto, pursuant to which all of the equity interests in the Younan Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

          (n) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.
          (o) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
          (p) “IPO Closing Date” means the closing date of the IPO.
          (q) “IPO Price” means the initial public offering price of a REIT Share in the IPO.
          (r) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.
          (s) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.
          (t) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the OP.
          (u) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Operating Partnership and each Operating Partnership Subsidiary, taken as a whole.
          (v) “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time.
          (w) “Organizational Documents” means the limited liability company agreement of the SPE.
          (x) “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’ business; (iv) Liens securing financing or credit arrangements existing as of the Closing Date; (v) Liens arising under leases in effect as of the Closing Date; (vi) any exceptions contained in the title policies relating to the Properties as of the Closing Date; (vii) mechanics’, carriers’ workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered; and (viii) any matters that would not have a SPE Material Adverse Effect.
          (y) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (z) “Pre-Formation Interests” means the interests in the Single Asset Entities and the SAE Entity Members held by the Pre-Formation Participants.
          (aa) “Pre-Formation Participants” means the holders of the direct and indirect equity interests in the relevant Younan Entities immediately prior to the Formation Transactions.
          (bb) “Principal” means Zaya Younan.
          (cc) “Prospectus” means the REIT’s final prospectus as filed with the SEC.
          (dd) “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT.
          (ee) “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Principal.
          (ff) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.
          (gg) “SPE LLC Agreement” means the limited liability company agreement of Single Asset Entity, LLC.
          (hh) “SPE Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the SPE and each SPE Subsidiary, taken as a whole.
          (ii) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.
          (jj) “Tax” means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.
          (kk) “Tax Protection Agreement” means that certain Tax Protection Agreement dated as of the date hereof, by and among the REIT, the OP and the parties identified as a signatory on Schedule A thereto.
          (ll) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT and the Operating Agreement and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the IPO.
          (mm) “Valid Election” means, with respect to any SPE LLC Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units and/or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of such SPE LLC Interest, as applicable, or a Consent Form as to which any deficiencies have been waived by the REIT.
          (nn) “Younan Entities” means YPI, YIP, the SAE Entity Members and the Single Asset Entities collectively.
     Section 8.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.
     Section 8.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Consent Form, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.
     Section 8.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     Section 8.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect.
     Section 8.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.
     Section 8.08 DISPUTE RESOLUTION. The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.
          (a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such 10-day negotiation period.
          (b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership and the SPE shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and the SPE cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
          (d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.
     Section 8.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.
     Section 8.10 RULES OF CONSTRUCTION.
          (a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 8.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the SPE and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.
     Section 8.12 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing, the SPE expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Section 8.13 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.
     Section 8.14 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     Section 8.15 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership, Merger Sub and the SPE.
     Section 8.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the SPE, at any time prior to the Effective Time.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

YOUNAN PROPERTIES, L.P.
a Maryland limited partnership

By:	Younan Properties, Inc. a Maryland corporation Its General Partner

By:	/s/ Zaya S. Younan
Name:	Zaya S. Younan
Title:	President

YP KPMG CENTRE OWNER, LLC
a Delaware limited liability company

By:	YPI KPMG Centre Mezz Borrower, LLC
a Delaware limited liability company Its Managing Member

	By:	YP KPMG Centre, LP
a Delaware limited partnership Its Sole Member

		By:	YP KPMG Centre, G.P., LLC
a Delaware limited liability company Its General Partner

			By:	Younan Investment Properties, L.P.
a Delaware limited partnership Its Sole Member

				By:	Younan Properties, Inc.
a California corporation Its General Partner

					By:	/s/ Zaya S. Younan
					Name:	Zaya S. Younan
					Title:	President

AGREED AND ACCEPTED as of
April 8, 2010,

YP KPMG CENTRE OWNER MERGER SUB LLC
a Delaware limited liability company

By:	Younan Properties, L.P.
a Maryland limited partnership Its Sole Member

	By:	Younan Properties, Inc.
a Maryland corporation Its General Partner

		By:	/s/ Zaya S. Younan
		Name:	Zaya S. Younan
		Title:	President

SCHEDULE I
List of SAE Entity Members:
1.	YGH Investments, LLC

2.	YPI 9801 Westheimer Fund, LLC

3.	Younan Tower Fund, LLC

4.	YPI One Dallas Centre MM, LLC

5.	YPI One Dallas Centre Fund, LLC

6.	YPI Thanksgiving Tower Fund, LLC

7.	YPI CD Portfolio Properties, LLC

8.	YPI One North Arlington Fund, LLC

9.	5401-5407 Trillium, LLC

10.	YGAZ, LLC

11.	YPI S/WL LLC
List of Single Asset Entities:
1.	5959 Topanga Fund LLC

2.	YPI 555 St Charles Fund LLC

3.	YPI North Belt Portfolio LLC

4.	YPI 1010 Lamar LLC

5.	YPI Two Westlake Park LLC

6.	YPI Norfolk Tower Partners LP

7.	YPI 4851 LBJ Fund LP

8.	YP KPMG Centre Owner LLC

9.	YPI Park Central Holding LP

10.	YPI Central Expressway Holding LP

11.	YPI Embassy Plaza LLC

12.	One Graystone GP LLC

SCHEDULE II
Calculation of Target Entity Value
     For purposes of each Merger Agreement, “Entity Value” of the particular target entity subject to such Merger Agreement shall be calculated pursuant to the formula set forth below. Capitalized terms used in this Schedule II shall have the meanings set forth below and capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.
EV = AP x [TIV/(1-COP) –AA] + EA;
provided, however, that if the resulting Entity Value for a target entity subject to a Merger Agreement is a negative amount (a “Net Deficit”), then the REIT shall exercise one of the following options, as determined by the REIT in its sole and absolute discretion: (A) reduction of the Entity Value attributable to either YIP or YPI, or any combination of the two, by an aggregate amount equal to the Net Deficit plus $100,000, with the net effect that the recalculated Entity Value for such target entity is at least $100,000, or (B) selection of the target entity to which the Net Deficit is attributable as an Eliminated Entity, where:
EV = Entity Value;
AP = Allocable Percentage;
TIV = Total Inside Value;
COP = Cash Out Percentage;
AA = Aggregate Adjustment; and
EA = Entity Adjustment.
“Actual Balance” shall mean: (i) with respect to each Existing Loan to be assumed in connection with the IPO, the principal amount of and past due unpaid interest on such Existing Loan as of the IPO Closing Date; (ii) with respect to each Existing Loan to be prepaid, repaid or refinanced in connection with the IPO, the principal amount of and past due unpaid interest on such Existing Loan to be prepaid, repaid or refinanced; (iii) the actual amount of cash to be paid to Passco Younan Fund I, LLC, a Delaware limited liability company (“Passco”), or affiliated entity as of the IPO Closing Date pursuant to the Passco Agreement; and (iv) the actual amount of cash to be paid to Chung Hsien International LP, a Texas limited partnership (“CHI”), or affiliated entity as of the IPO Closing Date pursuant to the CHI Agreement.
“Aggregate Adjustment” shall mean the sum (which may be a positive or negative number) of all Entity Adjustments for every target entity, excluding Eliminated Entities.
“Allocable Percentage” shall mean with respect to each target entity subject to a Merger Agreement, the percentage set forth opposite its name in Appendix B to this Schedule II; provided, however, that in the event a target entity is selected as or otherwise becomes for any reason an Eliminated Entity, then: (i) the Allocable Percentage for each remaining target entity subject to a Merger Agreement shall be recalculated as a fraction, the numerator of which is the original Allocable Percentage for such target entity and the denominator of which is (A) 100 minus (B) the Allocable Percentage of the Eliminated Entity; and (ii) the Allocable Percentage of the Eliminated Entity shall be zero and provided, further, that in the event a target entity is not included in the Formation Transactions pursuant to a merger but a portion of the Pre-Formation Interests in such entity is contributed to the Operating Partnership or a subsidiary of the Operating Partnership (such entity, a “Contribution Target Entity”), then the Allocable Percentage for the Contribution Target Entity and for each remaining target entity subject to a Merger Agreement shall be proportionately adjusted to take into account the portion of the Pre-Formation Interests in the Contribution Target Entity that will not be so contributed.
“Base Balance” shall mean: (i) with respect to each Existing Loan, the principal amount of such Existing Loan set forth on Appendix C to this Schedule II; (ii) with respect to the Passco Agreement $13,835,000; and (iii) with respect to the CHI Agreement $15,568,039.
“Cash Out Percentage” shall mean the sum (with such sum of percentages expressed as a decimal) for all target entities of a percentage calculated for each target entity as follows: multiply the aggregate Allocated Shares with respect to such target entity held by all non-accredited investors in such target entity by the Allocable Percentage for such target entity.
“CHI Agreement” shall mean that certain agreement, by and between YGH Investments, LLC, a Delaware limited liability company (“YGHI”), and CHI or an affiliated entity, pursuant to which YGHI will acquire all of CHI’s interests in 4041 Central Plaza, LLC, a Delaware limited liability company.
“Eliminated Entity” shall mean any target entity subject to a Merger Agreement that is excluded pursuant to the terms of the Formation Transaction Documentation from the Formation Transactions.
“Entity Adjustment” shall mean with respect to each target entity that is an obligor with respect to any Existing Loan, and if applicable to such target entity, that is subject to the Passco Agreement or the CHI Agreement, the difference between the Base Balance minus the Actual Balance (whether a positive or negative number) with respect to all Existing Loans relating to such target entity, and if applicable the Passco Agreement and the CHI Agreement.
“Equity Plan” shall mean the incentive award plan to be adopted by the REIT upon completion of the IPO.
“Existing Loan” shall mean each mortgage or mezzanine loan secured by a Property listed on Appendix C to this Schedule II.
“Incentive Equity” shall mean the product of (i) the sum of (A) the aggregate number of REIT Shares (x) actually awarded to employees and directors of the REIT under the Equity Plan as of the IPO Closing Date and (B) the aggregate number of LTIP Units actually awarded to employees and directors of the REIT under the Equity Plan as of the IPO Closing Date, whether vested or unvested; times (ii) the IPO Price.

“LTIP Units” has the definition as set forth in the Equity Plan of the REIT.
“Passco Agreement” shall mean that certain agreement, by and between an affiliate of the Principal and Passco or an affiliated entity pursuant to which such affiliate of the Principal has agreed to purchase certain interests held by the Fund.
“Public Equity” shall mean the product of: (i) the aggregate number of REIT Shares sold to the public in the IPO (excluding the over-allotment option, if any); times (ii) the IPO Price.
“Private Placement Equity” shall mean the product of: (i) the aggregate number of REIT Shares sold to the Principal in a private placement completed in conjunction with the IPO; times (ii) the IPO Price.
“Total Equity” shall mean the product of: (i) the sum of (A) the aggregate number of REIT Shares to be outstanding immediately following the IPO Closing Date (excluding the over-allotment option, if any), and (B) the aggregate number of OP Units (x) to be outstanding immediately following the IPO Closing Date other than OP Units held by the REIT and (y) issuable upon conversion of LTIP Units awarded under the Equity Plan as of the IPO Closing Date, whether vested or unvested; times (ii) the IPO Price.
“Total Inside Value” shall mean the sum of: (i) Total Equity; minus (ii) Public Equity; minus (iii) Private Placement Equity; minus (iv) Incentive Equity.
Attached as Appendix A to this Schedule II are calculations of hypothetical Entity Value for a hypothetical Younan Entity for purposes of Article I of the Agreement based solely on current estimates and a hypothetical amount of sponsors’ value of the Younan Entities as a whole. The figures and calculations included in Appendix A are for illustrative purposes only and shall not be binding on the REIT, the Operating Partnership or any Pre-Formation Participant.

EXHIBITS

Exhibit A:	Tax Protection Agreement

Exhibit B:	List of Formation Transaction Documentation

Exhibit C:	Operating Partnership Agreement

Exhibit D:	Form of Registration Rights Agreement

Exhibit E:	Lock-Up Agreement

EXHIBIT A
Tax Protection Agreement
See Attached.

EXHIBIT B
Formation Transaction Documentation
Form of Younan Properties, Inc. Merger Agreement
Form of Younan Investment Properties, L.P. Merger Agreement, including with respect to the following SAE Entity Members:
•	YGH Investments, LLC

•	YPI 9801 Westheimer Fund, LLC

•	Younan Tower Fund, LLC

•	YPI One Dallas Centre MM, LLC

•	YPI One Dallas Centre Fund, LLC

•	YPI Thanksgiving Tower Fund, LLC

•	YPI CD Portfolio Properties, LLC

•	YPI One North Arlington Fund, LLC

•	5401-5407 Trillium, LLC

•	YGAZ, LLC

•	YPI S/WL LLC
Form of Single Asset Entities Merger Agreement, including with respect to the following Single Asset Entities:
•	5959 Topanga Fund, LLC

•	YPI 555 St Charles Fund, LLC

•	YPI North Belt Portfolio, LLC

•	YPI 1010 Lamar, LLC

•	YPI Two Westlake Park, LLC

•	YPI Norfolk Tower Partners, L.P.

•	YPI 4851 LBJ Fund, L.P.

•	YP KPMG Centre Owner, LLC

•	YPI Park Central Holding, L.P.

•	YPI Central Expressway Holding, L.P.

•	YPI Embassy Plaza, LLC

•	One Graystone GP, LLC
Amended and Restated Agreement of Limited Partnership of Younan Properties, L.P.
Registration Rights Agreement
Representation, Warranty and Indemnity Agreement
Indemnity Escrow Agreement
Lock-Up Agreement
Tax Protection Agreement
Option Agreement (Savoy)

Management Agreement (Savoy)
Articles of Amendment and Restatement of Younan Properties, Inc.
Bylaws of Younan Properties, Inc.

EXHIBIT C
Operating Partnership Agreement
See Attached.

EXHIBIT D
Form of Registration Rights Agreement
See Attached.

EXHIBIT E
Lock-Up Agreement
See Attached.